Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: February 26, 2016

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
$385.0 MILLION ASSET-BACKED FINANCING

Southfield, Michigan – February 26, 2016 – Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the completion of a $385.0 million asset-backed non-recourse secured financing (the “Financing”). Pursuant to this transaction, we contributed loans having a net book value of approximately $481.4 million to a wholly-owned special purpose entity that will pledge the loans to institutional lenders under a loan and security agreement.

The Financing will:

•	bear interest at one-month LIBOR plus 195 basis points;

•	revolve for 24 months after which it will amortize based upon the cash flows on the contributed loans; and

•	be used by us to repay outstanding indebtedness and for general corporate purposes.

We will receive 6.0% of the cash flows related to the underlying consumer loans to cover servicing expenses. The remaining 94.0%, less amounts due to dealers for payments of dealer holdback, will be used to pay principal and interest to the institutional lenders as well as the ongoing costs of the Financing. The Financing is structured so as not to affect our contractual relationships with our dealers and to preserve the dealers’ rights to future payments of dealer holdback.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.